I, Kerry Willie, do hereby grant power of attorney to Stephen P. Mullery, Christy M. Prendergast, Joshua Shin, and Arriann Mathurin for the purpose of filing a Form ID Application on my behalf with the Securities and Exchange Commission.  This Limited Power of Attorney will remain in effect until revoked in writing by me.